Exhibit 4.3

ION GEOPHYSICAL CORPORATION,

THE GUARANTORS NAMED HEREIN,

AND

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Trustee,

AND

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Collateral Agent

FIRST SUPPLEMENTAL INDENTURE

Dated as of [●], 2021

to

Indenture

Dated as of April 28, 2016

9.125% Senior Secured Second Priority Notes due 2021

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [•], 2021, is by and among ION Geophysical Corporation, a Delaware corporation (the “Issuer”), the Guarantors listed on the signature pages hereof, Wilmington Savings Fund Society, FSB, as Trustee (the “Trustee”) and Wilmington Savings Fund Society, FSB, as Collateral Agent (the “Collateral Agent”).

WHEREAS, the Issuer, the Guarantors, the Collateral Agent and the Trustee are parties to the Indenture, dated as of April 28, 2016, providing for the issuance of the Issuer’s 9.125% Senior Secured Second Priority Notes due 2021 (the “Notes”) (being herein called the “Indenture”);

WHEREAS, the Notes are secured pursuant to the Indenture and that certain Intercreditor Agreement dated as of April 28, 2016 (the “Existing Intercreditor Agreement”);

WHEREAS, on April 28, 2016, the Issuer issued $120,569,000 in aggregate principal amount of Notes;

WHEREAS, prior to giving effect to the Exchange Offer (as defined below) $120,569,000 in aggregate principal amount of Notes is currently outstanding;

WHEREAS, after giving effect to the Exchange Offer $[●] in aggregate principal amount of Notes will be outstanding;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any), the Issuer, the Guarantors, the Collateral Agent and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of Holders of at least 66-2/3% in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any), the Issuer, the Guarantors, the Collateral Agent and the Trustee may enter into a supplemental indenture that has the effect of releasing all or substantially all of the Collateral from Liens securing the Notes;

WHEREAS, the execution and delivery of this Supplemental Indenture have been authorized by the Board of Directors of the Issuer;

WHEREAS, the Issuer desires and has requested the Trustee and the Collateral Agent to join with it and the Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects and terminating the security interest under the Indenture and the Existing Intercreditor Agreement as permitted by Section 9.02 of the Indenture;

WHEREAS, in conjunction with the Issuer’s offer to exchange the Notes for notes to be issued under that certain indenture (the “New Notes Indenture”) dated [•], 2021, among the Issuer, the Guarantors and UMB Bank, National Association (the “New Notes Trustee”), as trustee and as collateral agent, the Issuer has solicited consents to the amendments effected by this Supplemental Indenture, upon the terms and subject to the conditions set forth in the Offer to Exchange dated [•], 2021, and the related Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Exchange Offer”); and

WHEREAS, (1) Issuer has received the consent of the Holders of at least 66-2/3% in aggregate principal amount of the outstanding Notes (excluding any Notes owned by Issuer or any of its Affiliates), all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Officer’s Certificate and an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture and (3) the Issuer and the Guarantors have satisfied all other conditions required under the Indenture, including without limitation Article 9 thereof, to enable the Issuer, the Guarantors, the Collateral Agent and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1

AMENDMENTS TO INDENTURE AND NOTES

Section 1.1Amendments to Articles 3, 4, 5 and 6 of the Indenture. The Indenture is hereby amended by deleting the following Sections or clauses of the Indenture and all references and definitions related thereto in their entirety:

Section 3.09(Offer to Purchase by Application of Excess Proceeds);

Clauses (a) - (c) of Section 4.03 (Reports);

Section 4.04 (Compliance Certificate);

Section 4.05 (Taxes);

Section 4.06 (Stay, Extension and Usury Laws);

Section 4.07 (Restricted Payments);

Section 4.08(Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries);

Section 4.09(Incurrence of Indebtedness and Issuance of Preferred Stock);

Section 4.10(Asset Sales);

Section 4.11(Transactions with Affiliates);

Section 4.12 (Liens);

Section 4.14(Offer to Repurchase Upon Change of Control);

Section 4.15(Additional Note Guarantees);

Section 4.18(Further Assurances; Insurance);

Section 4.19(Impairment of Security Interest);

Section 4.20(After-Acquired Property);

Section 4.21 (Limitation on Layered Indebtedness);

Clause (iv) of Section 5.01 (Merger, Consolidation or Sale of Assets); and

Clauses (v), (vi), ((vii)(A)) and ((vii)(B)) of Section 6.01 (Events of Default).

Section 1.2[Intentionally Omitted.]

Section 1.3Amendment to Section 1.01. Section 1.01 of the Indenture is hereby amended by inserting in proper alphabetical order the following new definition:

“New Notes Indenture” means that certain Indenture, dated as of [•], 2021, among the Issuer, the Guarantors, the trustee thereunder and the collateral agent thereunder, as amended, supplemented or otherwise modified from time to time.

Section 1.4Amendment to Section 4.16. Section 4.16 of the Indenture is hereby amended in its entirety to provide as follows:

As of [●], 2021, all Subsidiaries of the Company are Restricted Subsidiaries. If, after [•], 2021, a Subsidiary is designated a “Restricted Subsidiary” or an “Unrestricted Subsidiary” under the New Notes Indenture, the Board of Directors of the Company shall similarly designate such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary hereunder.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions. In the case of any designation by the Company of a Person as an Unrestricted Subsidiary on the first day that such Person is a Subsidiary of the Company in accordance with the provisions of this Indenture, such designation shall be deemed to have occurred for all purposes of this Indenture simultaneously with, and automatically upon, such Person becoming a Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture.

Section 1.5[Intentionally Omitted].

Section 1.6[Intentionally Omitted].

Section 1.7Amendment to Section 10.01. Section 10.01 of the Indenture is hereby amended by deleting therefrom the phrase “The Company will take, and will cause its Subsidiaries to take any and all actions necessary or proper or as may be reasonably requested by the Collateral Agent to cause the Security Documents to create and maintain, as security for the Obligations of the Company hereunder, a valid and enforceable perfected second priority Lien in and on all Collateral, in favor of the Collateral Agent for the benefit of the Holders of Notes, superior to and prior to the rights of all third Persons and subject to no other Liens other than Permitted Prior Liens”.

Section 1.8Amendments to Notes. The Notes are hereby amended to provide as set forth in Exhibit A attached hereto.

Section 1.9Exhibit G. Exhibit G to the Indenture is hereby deleted.

Section 1.10Amendment to the Title of the Notes. All references in the Indenture to the title of the Notes as “9.125% Senior Secured Second Priority Notes due 2021” are hereby amended to read “9.125 % Senior Notes due 2021.”

ARTICLE 2

SECURITY INTEREST

(1)Release of Existing Security Interests. Each Security Document in effect immediately prior to this Supplemental Indenture taking effect, including without limitation the Existing Intercreditor Agreement, is hereby terminated and all Liens granted pursuant thereto are hereby automatically deemed to be for all purposes fully and irrevocably satisfied, released and terminated without any further action by any party. The Issuer is hereby authorized to file, or cause to be filed, UCC3 termination statements terminating the UCC1 financing statements for the Liens granted at any time prior to this Supplemental Indenture taking effect pursuant to any Security Document, including without limitation the Existing Intercreditor Agreement.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.1Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 3.2Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 3.3Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.4Successors. All agreements of the Issuer and the Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.5Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.

Section 3.6Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

Section 3.7[Intentionally Omitted].

Section 3.8Trustee and Collateral Agent Disclaimer. Each of the Trustee and the Collateral Agent accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee and the Collateral Agent, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer and the Guarantors, and neither the Trustee nor the Collateral Agent makes any representation with respect to any such matters. Additionally, neither the Trustee nor the Collateral Agent makes any representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.9Title of the Notes; Endorsement and Change of Form of Notes. Upon the effectiveness of this Agreement, the title of the Notes shall be “9.125 % Senior Notes due 2021.” Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective in substitution for Notes then outstanding, and all Notes presented or delivered to the Trustee on and after that date for such purpose, shall be (i) affixed to, stamped, imprinted or otherwise legended by the Issuer with, a notation that provides as follows:

“Effective as of [•], 2021, substantially all of the restrictive covenants and certain events of default of Issuer have been eliminated and the second priority security interest in the collateral securing the Notes have been released, as further provided in that certain First Supplemental Indenture, dated as of [•], 2021. Reference is hereby made to said First Supplemental Indenture, copies of which are on file with the Trustee.”

and (ii) in the form of Note attached hereto as Exhibit A.

Section 3.10Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year written above.

ION GEOPHYSICAL CORPORATION

By:	/s/ Michael Morrison
Name: Michael Morrison
Title: Executive Vice President and Chief Financial Officer

GX TECHNOLOGY CORPORATION

By:	/s/ Michael Morrison
Name: Michael Morrison
Title: Executive Vice President and Chief Financial Officer

ION EXPLORATION PRODUCTS (U.S.A.), INC.

By:	/s/ Michael Morrison
Name: Michael Morrison
Title: Vice President

I/O MARINE SYSTEMS, INC.

By:	/s/ Michael Morrison
Name: Michael Morrison
Title: Vice President

GX GEOSCIENCE CORPORATION, S. DE R.L. DE C.V.

By:	/s/ Michael Morrison
Name: Michael Morrison
Title: Vice President

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee and Collateral Agent

By:	/s/ [●]
Name: Geoffrey J. Lewis
Title: Vice President

EXHIBIT A

CUSIP/CINS

9.125% Senior Notes due 2021

No. $

ION GEOPHYSICAL CORPORATION

promises to pay to                      or registered assigns,

the principal sum of             DOLLARS on December 15, 2021.

Interest Payment Dates: June 15 and December 15, except that the interest otherwise payable on June 15, 2021 will be payable on December 15, 2021.

Record Dates: June 1 and December 1

Dated:

ION GEOPHYSICAL CORPORATION

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:
Wilmington Savings Fund Society, FSB as Trustee

By:
Authorized Signatory

[Back of Note]

9.125% Senior Notes due 2021

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(i)INTEREST. ION Geophysical Corporation, a Delaware corporation (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 9.125% per annum from [ ], 2021 until maturity. The Company will pay interest annually in arrears on June 15 and December 15 of each year, except that the interest payment otherwise payable on June 15, 2021 will be payable on December 15, 2021, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be June 15, 2021. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the June 1 and December 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(ii)PAYING AGENT AND REGISTRAR. Initially, Wilmington Savings Fund Society, FSB, the Trustee under the Indenture, will act as Paying Agent and Registrar. The

Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(iii)INDENTURE. The Company has issued the Notes under an Indenture dated as of April 28, 2016 (as amended, modified and supplemented from time to time, the “Indenture”) among the Company, the Guarantors and the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(iv)MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(v)REPURCHASE AT THE OPTION OF HOLDER. Upon the occurrence of a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within ten days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof.

Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Notice of any redemption, including, without limitation, upon an Equity Offering, may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

(vi)DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the

Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(vii)PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or any other Note Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes, the Note Guarantees or any other Note Documents may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to conform the text of the Indenture, the Notes, or the Note Guarantees the Security Documents to any provision of the “Description of Notes” section of the Company’s registration statement on Form S-4 dated [•], 2021, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, or the Note Guarantees or the Security Documents, which intent shall be evidenced by an Officers’ Certificate to that effect, to enter into additional or supplemental security documents, to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in the Indenture or any of the Security Documents, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes.

DEFAULTS AND REMEDIES. Events of Default include: (a) default for 30 days in the payment when due of interest, if any, on, the Notes; (b) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium on, if any, the Notes, (c) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Section 5.01 of the Indenture; (d) (1) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture or the Security Documents, or (2) failure by the Company for 180 days after notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with the provisions of Section 4.03 of the Indenture; (e) [intentionally omitted]; (f) [intentionally omitted]; (g) [intentionally omitted]; (h) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and (i) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any,) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase).

(viii)TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(ix)NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(xi)AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(xi)ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(xii)The parties hereto and each Holder hereby irrevocably submit to the nonexclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in the City of New York in any proceeding arising out of or relating to this Indenture, the Note and the Note Guarantees and the parties and each Holder hereby irrevocably agree that all claims in respect of any such proceeding may be heard and determined in any such New York State or federal court. The parties and each Holder hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such proceeding. The parties and each Holder irrevocably consent to the service of process in any proceeding by the mailing or delivery of copies of such process as set forth in Section 13.02 hereof. The parties and each Holder agree that a final non-appealable judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(xiii)EACH PARTY AND EACH HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY (BUT NO OTHER JUDICIAL REMEDIES) IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTE AND THE NOTE GUARANTEES AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(xiv)GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

ION Geophysical Corporation

2105 CityWest Boulevard, Suite 100

Houston, Texas 77042

Facsimile: 281-879-3600

Attention: General Counsel

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).